Exhibit 1.1

Execution Version

DUKE REALTY CORPORATION

(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP

(an Indiana Limited Partnership)

$250,000,000 3.625% Senior Notes due April 15, 2023

TERMS AGREEMENT

Dated: March 12, 2013

To:	Duke Realty Corporation

Duke Realty Limited Partnership

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Attention: Ms. Christie B. Kelly

Ladies and Gentlemen:

Each of Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC (each, a “Representative” and together, the “Representatives”) understands that Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), proposes to issue and sell $250,000,000 aggregate principal amount of its 3.625% Senior Notes due April 15, 2023 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective numbers of the Underwritten Securities set forth below opposite their respective names at the purchase price set forth below.

Underwriters	Principal Amount of Underwritten Securities
Barclays Capital Inc.	$49,625,000
J.P. Morgan Securities LLC	$49,625,000
RBC Capital Markets, LLC	$49,625,000
Wells Fargo Securities, LLC	$49,875,000
Scotia Capital (USA) Inc.	$10,625,000
Regions Securities LLC	$10,625,000
Credit Suisse Securities (USA) LLC	$7,500,000
PNC Capital Markets LLC	$7,500,000
SunTrust Robinson Humphrey, Inc.	$7,500,000
U.S. Bancorp Investments, Inc.	$7,500,000

Total

$250,000,000

The Underwritten Securities shall have the following terms:

Title of securities: 3.625% Senior Notes due April 15, 2023.

Currency: U.S. Dollars.

Principal amount to be issued: $250,000,000.

Interest rate: 3.625% per annum.

Interest payment dates: April 15 and October 15, beginning on October 15, 2013.

Stated maturity date: April 15, 2023.

Redemption or repayment provisions: The Underwritten Securities shall be redeemable by the Operating Partnership, in whole or in part, (1) at any time until January 15, 2023, at a redemption price equal to the principal amount of the Underwritten Securities being redeemed plus the Make-Whole Amount, and (2) on or after January 15, 2023, at a redemption price equal to the principal amount of the Underwritten Securities being redeemed without any payment of a Make-Whole Amount, plus, in each case, accrued and unpaid interest, on the terms set forth in the Indenture, dated as of July 28, 2006, between the Operating Partnership and The Bank of New York Mellon Trust Company, N.A. (successor to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”), and the Tenth Supplemental Indenture, to be dated as of March 15, 2013, between the Operating Partnership and the Trustee (the “Indenture”).

Delayed Delivery Contracts: Not authorized.

Public offering price: 99.179% of the principal amount.

Underwriting discount: 0.650% of the principal amount.

Underwriters’ purchase price: 98.529% of the principal amount.

Net proceeds to the Company: $246,322,500.

Lock-Up: All references to the period of “90 days from the date of the applicable Terms Agreement” in Section 3(o) of the Underwriting Agreement referenced below shall be deemed to be replaced with references to the period “from the date of the applicable Terms Agreement through the applicable Closing Date”.

Other terms: The Underwritten Securities shall be in the form of Exhibit A to the Indenture.

Except as expressly provided herein, all the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Contracts, Duke Units and Debt Securities — Underwriting Agreement,” dated January 10, 2013, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. The Applicable Time for purposes of this Terms Agreement was 3:15 p.m. (New York City time) on March 12, 2013. Notices to the Underwriters shall be directed to Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management, Facsimile: 704-410-0326; Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Facsimile No.: 1-646-834-8133; J.P. Morgan Securities LLC at J.P. Morgan Securities LLC 383 Madison Avenue, New York, New York 10179, Attn: High Grade Syndicate Desk, Tel: 212-834-4533, Fax: 212-834-6081; and RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Transaction Management Group/Scott Primrose, Facsimile No.: 1-212-658-6137.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Kenneth Chang
	Name:	Kenneth Chang
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Maria Sramek
	Name:	Maria Sramek
	Title:	Executive Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Scott G. Primrose
	Name:	Scott G. Primrose
	Title:	Authorized Signatory

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

SIGNATURE PAGE TO THE TERMS AGREEMENT

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Christie B. Kelly
	Name:	Christie B. Kelly
	Title:	Executive Vice President and Chief Financial Officer

DUKE REALTY LIMITED PARTNERSHIP

By:	Duke Realty Corporation, its sole General Partner

By:	/s/ Christie B. Kelly
	Name:	Christie B. Kelly
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO THE TERMS AGREEMENT